CARDIOVASCULAR SYSTEMS INITIATES VOLUNTARY RECALL OF SALINE INFUSION PUMP

ST. PAUL, Minn., April 17, 2017 -- Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII) today announced it has initiated a voluntary recall of its 7-10014 Saline Infusion Pump. CSI initiated a customer communication of the recall by letter and informed customers that they may continue to use the affected Saline Infusion Pumps until they receive a replacement.

The Saline Infusion Pumps provide saline and lubricant infusion during orbital atherectomy procedures and electrical power to the orbital atherectomy device. CSI has determined that electromagnetic interference present in the hospital environment may cause the Pumps to switch to standby mode during use, requiring the Pump to be reset prior to continuing treatment. Restoring Pump operation can result in a temporary delay in the orbital atherectomy procedure. In coronary artery procedures, this delay of therapy could present an additional risk of a temporary, medically reversible injury. However, there have been no reports of patient injury to date.

The Pumps included in the recall were distributed between April 7, 2015 and April 4, 2017. The company plans to recall and replace approximately 900 units currently in customer inventory. CSI expects to record approximately $1.5 million of expenses in its third quarter of fiscal 2017 related to the recall and replacement of all affected Saline Infusion Pumps. The recall and related charge do not have an adverse effect on third quarter revenue and net loss guidance provided by the company on January 25, 2017. The company will provide additional financial updates during its regularly scheduled third quarter earnings conference call on May 3, 2017.

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted the first 510(k) clearance for the use of the Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the Coronary Orbital Atherectomy System. To date, over 290,000 of CSI’s devices have been sold to leading institutions across the United States.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the number of Saline Infusion Pumps affected by the recall and the company’s plans to replace them; (ii) the timing and amount of expenses associated with the recall; and (iii) the effect of the recall and the issues with the Pump on the company’s financial results, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, future actions by the FDA and other regulatory bodies; CSI’s failure to adequately assess the cause and effect of the issues with the Pump that led to the recall; the ability of CSI to adequately modify the Pump design in order to prevent this issue from happening in the future; FDA approval of future designs and versions of the Pump, including replacements in the recall; the ability of CSI to obtain sufficient components from suppliers to manufacture replacement Pumps; the ability of CSI to replace the affected Pumps in a timely and effective manner; the potential that CSI may subsequently discover additional Pumps subject to recall; the possibility that this recall could subject CSI to claims or proceedings that may adversely impact its business and financial condition; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
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